Exhibit 10.5(r)
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NOTICE OF GRANT
_________________________________________________________________________________________

Stock Option

D. Bryan Jordan

You have been granted an option to purchase shares of First Horizon National Corporation common stock as follows:

DATE OF GRANT	--	February 25, 2008
GOVERNING PLAN	--	2003 Equity Compensation Plan
OPTION PRICE PER SHARE	--	$25.00
TOTAL NUMBER OF SHARES GRANTED	--	50,000
VESTING DATE OF SHARES	--	February 25, 2008
DATE OPTION EXPIRES	--	February 25, 2015

     This option is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the term of this option. This option is granted in lieu of a portion of your bonus for 2007 governed by the letter agreement under which you were hired effective May 1, 2007.

     This option is subject to possible early termination and forfeiture, even though vested, in accordance with the Plan and those Procedures and can result in a forfeiture of profit following exercise in certain circumstances as provided in the Plan (in particular, in Plan Section 6). As of the date of grant, those Procedures provide (among other things) that:

          (a) forfeiture generally will occur immediately upon termination of employment - you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable exercise date;

          (b) however, if your termination of employment occurs because of your death, permanent disability, or normal retirement (age 65 or later with at least 5 years of service), this option will remain outstanding and will terminate upon the earliest to occur of (i) the expiration date set forth above, (ii) the third anniversary of your termination of employment, or (iii) the occurrence of a forfeiture event other than termination of employment;

          (c) if your termination of employment occurs because of your early retirement (age 55 or later with at least 15 years of service), your options will continue to be exercisable as provided in clause (b) as if you had normally retired; and

          (d) if your employment is terminated by us involuntarily, this option will remain outstanding and will terminate upon the earliest to occur of (i) the expiration date set forth above, (ii) the 90th day following your termination of employment, or (iii) the occurrence of a forfeiture event other than termination of employment.

     This option is nonqualified, so that your exercise of this option is taxable. Your withholding and other taxes will depend upon the extent to which our stock value exceeds the option price on your exercise date.

Questions about your stock option grant?

Important information concerning the Plan and this option award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your stock option grant or need a copy of the Governing Plan, related prospectus, exercise forms, or current administrative procedures for equity awards, contact Ken Bottoms, Total Rewards Manager at (901) 523-5317. For all your personal stock option information, visit the My Stock Options website in the Managing Your Money section of FirstNet.

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